UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 10, 2013

EXOPACK HOLDING CORP.
(Exact name of registrant specified in its charter)

Delaware	333-136559	76-0678893
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3070 Southport Road, Spartanburg, SC	29302
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone, including area code: (864) 596-7140

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director; (d) Election of Director.

One of our directors, Clarence E. Terry, resigned from his position as a member of the Board of Directors (the “Board”) of Exopack Holding Corp. (the “Company”), effective April 10, 2013. Effective April 10, 2013, David A. Mezzanotte, Jr. was elected to the Board. Mr. Mezzanotte is employed as a Managing Director of Sun Capital Partners, Inc. (“Sun Capital”), an affiliate of the ultimate sole stockholder of the Company. There are no other arrangements or understandings between Mr. Mezzanotte and any other person, pursuant to which he was selected to serve on the Board and there exist no related party transactions between Mr. Mezzanotte and the Company. Mr. Mezzanotte will not be compensated for serving as a director, but he will be reimbursed for actual expenses incurred in attending meetings of the Board.

Mr. Mezzanotte, 58, joined Sun Capital in April 2008. From 2001 to 2008, Mr. Mezzanotte held various executive positions at CHEP International and certain companies affiliated with CHEP International, including President and Chief Operating Officer of CHEP International, President of CHEP Americas, President of CHEP USA, President of CHEP Containers, and Senior Vice President of Sales of CHEP USA. CHEP International is a logistics services company owned by Brambles Limited of Australia. Mr. Mezzanotte also served on the Board of Directors of Brambles Limited (ASX: BXB) from 2006 to 2008. Prior to CHEP International, Mr. Mezzanotte served in a variety of executive roles with AlliedSignal/Honeywell from 1995 to 2001. Mr. Mezzanotte spent the first fifteen years of his career with E.I. DuPont in the nuclear, chemical and fibers businesses. Mr. Mezzanotte received a Bachelor of Science, Masters of Science, and Ph.D. in Metallurgical Engineering and Materials Science from the University of Notre Dame. In addition to Mr. Mezzanotte's employment by an affiliate of our sole stockholder, we believe that Mr. Mezzanotte's extensive experience in operations and his extensive board and executive-level management experience and proven leadership and business capabilities all support the conclusion that he should serve as one of our directors.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXOPACK HOLDING CORP.

Date: April 24, 2013	By:	/s/ Jack E. Knott
Jack E. Knott
Chief Executive Officer